UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 2)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 21, 2008
Life Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5791 Van Allen Way, Carlsbad, CA	92008

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 603-7200
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Explanatory Note
     On November 21, 2008, Life Technologies Corporation, a Delaware corporation, or the Company, completed the merger, or the Merger, with Applied Biosystems, Inc., a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated June 11, 2008, as amended by Amendment No. 1 thereto, dated as of September 9, 2008, and as amended by Amendment No. 2 thereto, dated as of October 15, 2008.
     On November 28, 2008, the Company filed a Current Report on Form 8-K, or the Initial Form 8-K, to report the completion of the Merger. In response to part (b) of Item 9.01 of the Initial Form 8-K, the Company stated that it would file the required financial information by amendment, as permitted by paragraph (b)(2) of Item 9.01. The Company filed a Form 8-K/A amendment on January 22, 2009 containing the required financial information. This Form 8-K/A amendment is being filed to provide updated pro forma financial data for the Company.
     On January 1, 2009, Life Technologies (the Company) retroactively adopted Financial Accounting Standards Board (FASB) Staff Position (FSP) Accounting Principles Board (APB) No. 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) that significantly impacts the accounting for convertible debt. The FSP requires cash settled convertible debt, such as the Company’s $1,150.0 million aggregate principal amount of convertible notes that are currently outstanding, to be separated into debt and equity components at issuance and a value to be assigned to each. The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. The difference between the bond cash proceeds and this estimated fair value is recorded as a debt discount and amortized to interest expense over the expected life of the bond, with the corresponding offset to additional paid in capital. FSP APB 14-1 is required to be applied retrospectively to all periods presented.
     Accordingly, this Form 8-K amends the Company’s previously filed 8-K/A which is intended to include the impact of adopting the accounting guidance and the acquisition of Applied Biosystems on November 21, 2008 in the schedule of “Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2008”.
          Item 9.01 — Financial Statements and Exhibits
(b) Pro forma financial information
The pro forma financial information required, pursuant to Article 11 of Regulation S-X, is filed on the pages listed below:

Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2008	1
Notes to Unaudited Pro Forma Combined Financial Statements	3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
     The following unaudited pro forma combined condensed statement of operations combine the historical consolidated statements of operations of Life Technologies Corporation (formerly known as Invitrogen Corporation) (the “Company”) and Applied Biosystems, Inc. (“ABI”) giving effect to the merger and related events, including the separation effective July 1, 2008, of all of the businesses, assets and liabilities of the Celera Group from ABI’s remaining business, as if they had been consummated on January 1, 2008. The historical consolidated statement of operations of ABI has been adjusted from a fiscal year end of June 30 to a fiscal year end of December 31 to conform to the Company’s year end.
     The pro forma information is being furnished solely for informational purposes and is not necessarily indicative of the combined financial position or results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. Income taxes do not reflect the amounts that would have resulted had the Company and ABI filed consolidated income tax returns during the periods presented.
     Pro forma adjustments are necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, adjustments to deferred revenue arrangements to represent fair value, costs to finance the merger and the income tax effects related to the pro forma adjustments.
     The pro forma adjustments to ABI’s assets and liabilities and allocation of purchase price are based on Company management’s estimates of the fair value of the assets acquired and liabilities assumed. Work performed by independent valuation specialists has been considered in Company management’s estimates of the fair values reflected in the unaudited pro forma condensed combined financial statements.
     Certain reclassifications have been made to conform ABI’s historical amounts to the Company’s presentation.

Unaudited Pro Forma Combined Condensed Statement of Operations
For the year ended December 31, 2008
(in millions, except per share amounts)

						Pro
	Life	Applied	Pro Forma			Forma
	Technologies	Biosystems	Adjustments	Note 2		Combined

Revenue	$1,620.3	$1,534.2	$(34.9)	(a	)	$3,119.6
Cost of revenues	592.7	531.8	(14.2)	(a	)	1,110.3
Purchased intangibles amortization	86.9	9.6	(9.6)	(b	)	288.7
			201.8	(b	)

Gross profit	940.7	992.8	(212.9)			1,720.6
Operating expenses:
Sales and marketing	311.0	325.8	—			636.8
General and administrative	188.3	170.9	11.9	(c	)	371.1
Research and development	142.5	180.2	—			322.7
Purchased in-process research and development	93.3	—	—			93.3
Business consolidation costs, employee-related charges, asset impairments and other	38.6	106.5	—			145.1

Total operating expenses	773.7	783.4	11.9			1,569.0

Operating income	167.0	209.4	(224.8)			151.6

Other income (expense):
Interest income	24.6	14.6	(19.8)	(d	)	19.4
Interest expense	(85.1)	(3.8)	(154.6)	(e	)	(243.5)
Other income, net	5.7	94.6	(21.3)	(f	)	79.0

Total other income (expense), net	(54.8)	105.4	(195.7)			(145.1)
Income before provision for income taxes	112.2	314.8	(420.5)			6.5
Income tax provision	(107.8)	(170.8)	164.3	(g	)	(114.3)

Net income from continuing operations	$4.4	$144.0	$(256.2)			$(107.8)

Basic earnings per share				(h	)	$(0.62)
Diluted earnings per share				(h	)	$(0.62)
Basic shares				(h	)	173.7
Diluted shares				(h	)	177.8

Note 1 Basis of Presentation
On November 21, 2008, Life Technologies Corporation (formerly known as Invitrogen Corporation), a Delaware company, or the Company, completed the merger, or the Merger, with Applied Biosystems, Inc., a Delaware company, or ABI, pursuant to the Agreement and Plan of Merger, dated June 11, 2008, as amended by Amendment No. 1 thereto, dated as of September 9, 2008, and as amended by Amendment No. 2 thereto, dated as of October 15, 2008, or, as amended, the Merger Agreement, the Company completed the merger with ABI whereby, among other things, ABI merged with and into Atom LLC (now known as Applied Biosystems, LLC) and became a wholly-owned subsidiary of the Company.
At the effective time of the merger, in accordance with the election and allocation procedures set forth in the merger agreement, each outstanding share of Applied Biosystems stock was converted into the right to receive a combination of cash and shares of the Company’s common stock, subject to adjustment in the case of cash or stock elections as a result of the pro-ration procedures contained in the merger agreement..
     At the effective time of the merger, 177.9 million shares of Applied Biosystems common stock were exchanged under the merger agreement. Applied Biosystems stockholders received a total of approximately 80.8 million shares of the Company’s common stock and $3.2 billion in cash in consideration for the merger for an aggregate transaction value of approximately $5.1 billion.
     The aggregate purchase price of the acquisition is approximately $5.1 billion, $4.6 billion after adjusting for cash acquired, allocated as follows (in millions):

Value of Life Technologies shares issued	$1,799
Fair value of Life Technologies options exchanged for AB options	24
Cash consideration	3,229
Transaction costs	38
Cash acquired	(529)

Total	$4,561

     The allocation of purchase price as of December 31, 2008 is summarized below (in millions):

Current assets	$907
Property, plant and equipment	394
In-process research and development	65
Identifiable intangible assets (including customer relationships of $1,396.0, developed technology of $342.7, trademarks of $239.7 and other intangibles of $189.0)	2,167
Goodwill	2,448
Other assets	393
Liabilities assumed	(1,813)

Net Assets	$4,561

     The value of the shares of the Company’s common stock used in determining the purchase price was $22.25 per share based on the actual price per share valuation two days before the merger. For details on the merger consideration, refer to the “The Merger Agreement—Merger Consideration” section of the joint proxy statement/prospectus (Reg. No. 33-15274) filed with the Securities and

Exchange Commission on September 11, 2008 and the supplement thereto filed with the Securities and Exchange Commission on October 15, 2008.
     The determination of the purchase price is based on the actual purchase price consideration. The final purchase price allocation was based on the fair values of assets acquired, including fair values of acquired in-process research and development and other identifiable intangibles, and the fair value of liabilities assumed as of the date that the acquisition is consummated. The excess of the purchase price over the fair value of assets and liabilities acquired was allocated to goodwill.
     The amount allocated to acquired in-process research and development represents management’s estimate of the fair value of purchased in-process technology for research projects that, as of the date of the consummation of the merger, had not reached technological feasibility and do not have a future alternative use. The values of the research projects were determined based on analyses using estimated cash flows to be generated by the products that results from the in-process projects. These cash flows were estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net cash flows arising from the in-process technology. The cash flows were substantially reduced to take into account the time value of money and the risk associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing. For purposes of the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2008, $65.4 million of the total purchase price has been allocated to acquired in-process research and development which is not expected to have reached technological feasibility at the consummation date of the merger and have no future alternative use. The amounts allocated to in-process research and development were charged to expense in the statement of operations in the period the acquisition was consummated.
     The ABI pro forma financial data has been adjusted from a fiscal year end of June 30 to a calendar year end of December 31 to conform with the Company’s fiscal year end.
Note 2 Pro Forma Adjustments
Pro Forma Statement of Earnings Adjustments
     (a) Reflects the elimination of revenue and cost of goods sold between the Company and Applied Biosystems for $14.2 million and the reduction of deferred revenue income of $20.7 million related to the fair value adjustment of the acquired deferred revenue liability for the 11 months prior to the acquisition for the year ended December 31, 2008.
     (b) Reflects amortization of $201.8 million for the 11 months prior to the acquisition for the year ended December 31, 2008 for identified intangible assets based on the estimated fair values assigned to these assets at the date of acquisition and estimated useful lives of 12 years, 9 years, 7 years and 5 years for customer relationships, trademarks, developed technology and other identifiable intangibles and PCR patents, respectively, and the elimination of historical ABI intangible amortization of $9.6 million for the year ended December 31, 2008. Assuming an aggregate average useful life of seven years, straight-line amortization, and a tax rate of 39.6%, for every additional $50 million allocated to identified intangible assets, net earnings will decrease by $4.3 million for the year ended December 31, 2008.
     (c) Reflects additional depreciation expense due to the increase in value assigned to acquired property, plant and equipment in the amount of $11.9 million for the 11 months prior to acquisition for the year ended December 31, 2008.
     (d) Reflects lower interest income due to the assumed use of $895.1 million of the Company’s cash and equivalents to finance a part of the cash portion of the merger consideration and transaction costs and assumes interest rates based on the Company’s historical average interest rate earned on cash equivalents of 2.41% for the 11 months prior to the acquisition for the year ended December 31, 2008.
     (e) Reflects higher incremental interest expense and amortization of debt issuance costs of $145.0 million and $9.6 million, respectively, for the 11 months prior to acquisition for the year ended December 31, 2008 due to additional borrowings of $2.4 billion at variable interest rates estimated from 6.1% to 6.7% to finance a part of the cash portion of the merger consideration and transaction costs.

     (f) Represents the amortization of intangibles and deferred revenue fair value adjustments associated with the AB interest in a joint venture accounted for under the equity method for the 11 months prior to the acquisition for the year ended December 31, 2008.
     (g) Represents the tax effect of unaudited pro forma combined condensed statement of earnings adjustments based on the estimated tax rate for the combined company pro forma adjustments. ABI’s income tax provision for the year ended December 31, 2008 includes the recognition of a valuation allowance of $90.6 million on the Celera deferred tax asset write-down due to its split-off from ABI.
     (h) Pro forma basic earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted average shares outstanding. Pro forma diluted earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted shares outstanding and dilutive potential weighted shares outstanding. A reconciliation of the shares used to calculate the Company’s historical basic and diluted earnings per share to shares used to calculate the pro forma basic and diluted earnings per share follows (in millions):

Year Ended
December 31,
Basic (in millions)	2008

Shares used to calculate Life Technologies historical basic earnings per share	92.9
Shares issued in connection with the acquisition of Applied Biosystems	80.8

Shares used to calculate pro forma basic earnings per share	173.7

Year Ended
December 31,
Diluted (in millions)	2008

Shares used to calculate Life Technologies historical diluted earnings per share	97.0
Shares issued in connection with the acquisition of Applied Biosystems	80.8

Shares used to calculate pro forma diluted earnings per share	177.8

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION (Registrant)
By:	/s/ John A. Cottingham
John A. Cottingham, Chief Legal Officer and
Secretary

Date: February 5, 2010